Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
April 29, 2011	Analyst Contact: John C. Pollok (803) 765-4628

SCBT Reports First Quarter Net Income of $2.5 million;

Declares Quarterly Cash Dividend

COLUMBIA, S.C.—April 29, 2011—SCBT Financial Corporation (NASDAQ: SCBT), the holding company for SCBT, National Association, today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2011.  The Company included the results of the FDIC-assisted acquisition of Habersham Bank, a full service, Georgia-chartered bank headquartered in Clarkesville, Georgia (“HB”), which closed on February 18, 2011.  Highlights of the first quarter 2011 include the following:

•      Net income of $2.5 million; diluted earnings per share of $0.19

•      Organic loan growth, excluding acquired / covered loans, of $173.1 million; 8.0% increase from 1st quarter of 2010

•      Core deposit growth, excluding CDs and HB acquisition, up $360.2 million; 21.7% increase from 1st quarter 2010

•      Successfully raised $34.7 million in capital through private placement of in February

•      Recorded a pre-tax gain from the acquisition of HB of $5.5 million

•      Allowance for loan losses:  2.05% of period end loans, excluding covered loans

•      Net charge-offs — decreased to 1.53% annualized for the quarter, excluding covered assets compared to 3.13% for 2010;

•      NPAs:  2.29% of total assets; 3.83% of loans and repossessed assets, excluding covered assets

Quarterly Cash Dividend

The Board of Directors of SCBT has declared a quarterly cash dividend of $0.17 per share payable on its common stock.  This per share amount is equal to the dividend paid in the immediately preceding quarter and will be payable on May 27, 2011 to shareholders of record as of May 20, 2011.

First Quarter 2011 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported consolidated net income of $2.5 million, or $0.19 per diluted share for the three months ended March 31, 2011 compared to consolidated net income of $49.0 million, or $3.86 per diluted share for the first quarter of 2010.  This $46.5 million decrease was the net result of the following items:

•      A decrease in pre-tax gain from FDIC-assisted acquisition of HB of $5.5 million compared to the $98.1 million pre-tax gain from the FDIC-assisted acquisition of Community Bank & Trust in the first quarter of 2010;

•      Increase in non-interest expenses by $1.6 million, with $1.0 million of this from the addition of HB; $2.4 million in salaries and benefits; $2.8 million related to OREO and loan related expenses; offset by a $3.2 million decline related to FHLB prepayment fee and a decline in merger related cost of $3.3 million; offset by

•      Improved net interest income of $4.2 million due primarily to the improved yields of covered loans and reduced interest expense in both deposits and other borrowings;

•      Improved provision for loan losses which decreased by $10.1 million over the comparable quarter as the non-covered SCBT loan portfolio loan losses declined by $11.4 million and the covered loan portfolio loan losses increased by $1.3 million, net of the expected reimbursement from the FDIC;

•      Improvement in non-interest income by $6.8 million, including securities gains/losses of $5.9 million, which result from losses recorded in the first quarter of 2010, and $604,000 from the addition of HB in the Georgia franchise;

The Company recorded an after-tax gain on acquisition of $3.6 million or $0.27 per share and incurred $.4 million of merger related expenses, net of tax, or $0.03 per share.  On a net operating basis which excludes these items, SCBT would report an operating loss of $0.05 per diluted share for the quarter compared to a net operating loss per share of $0.43 per share for the first quarter of 2010.

“SCBT had a significant first quarter. We continued to be profitable as we have been for each quarter during this downturn and we also continued to have significant growth,” said Robert R. Hill, Jr., President and CEO.  “The acquisition of Habersham Bank in the first quarter further strengthened our position in Georgia.  We are very pleased with the progress of its integration and the opportunities it provides.  Our bank continues to experience significant customer growth.  This has led to continued solid organic growth at SCBT with non-acquired loans up 8% year over year and core deposits (excluding CDs and acquired deposits) up 21.7% year over year and 33.9% in the first quarter.  Credit costs remained elevated but improved from prior year and prior quarter, and we continue working to reduce these losses.  We are continuing to see positive trends in our 30-89 day past due loans as they remained level from the fourth quarter of 2010 and are down significantly from a year ago.  Net charge offs declined from both the prior quarter and the prior year.  We are hopeful that these lower past due levels will translate into a lower level of loan losses in the coming quarters.  Finally, we further bolstered our capital position by raising $34.7 million equity capital in the first quarter to support our Habersham acquisition and to position us for continued growth opportunities.”

Accounting for Acquired Loans

The Company performs ongoing assessments of the estimated cash flows of its acquired loan portfolios.  Increases in cash flow expectations result in a favorable adjustment to interest income over the remaining life of the related loans, and decreases in cash flow expectations result in an immediate recognition of a provision for loans losses, in both cases, net of any adjustments to the receivable from the FDIC for loss sharing.  These ongoing assessments of the acquired CBT loan portfolio resulted in a positive impact to interest income from a reduction in expected credit losses, which was largely offset by a charge to noninterest income for the impact of reduced cash flows from the FDIC under the loss share agreement.  Additionally, our estimates of loans with a reduction in estimated cash flows resulted in a $1.3 million provision for loan losses, net of the recovery from the FDIC under the loss share agreement.  Below are the specifics relative to the review of the acquired loan portfolio during the first quarter and the related impact on the indemnification asset:

•      The review of the performance of the portfolio resulted in a minor reduction in the overall loss expectation for these loans; however, there were significant changes within the accounting pools;

•      Several pools experienced increased loss expectations that totaled approximately $26 million;

•      The remaining pools experienced improved credit loss expectations totaling $36 million;

•      Under the accounting model for acquired loans, a provision for loan losses of approximately $1.3 million (SCBT’s 5% loss share amount on $26.0 million), net of the FDIC reimbursement, was recorded for those pools where loss expectations increased;

•      The $36 million in improved credit loss expectations was transferred into accretable yield and will be recognized prospectively over the expected cash flows of the loan pools;

•      As a result, there was approximately a $1.4 million increase in the loan yield for the quarter causing the rate on covered loans to reach 8.35% up from 6.35% in the prior quarter; and

•      With the reduction in the credit loss expectations for certain pools (the $36 million), the impact on the receivable from the FDIC is a reduction in expected cash flows;

•      The reduced cash flow on this asset caused the accretion to turn negative in an amount which substantially offsets the interest income benefit above.

Returns on Assets / Equity

The Company’s annualized return on average assets (ROAA) for the first quarter decreased to 0.27% compared to 5.72% for the first quarter of 2010, and increased from 0.06% for the fourth quarter of 2010.  Total average shareholders’ equity at March 31, 2011 was $347.2 million, an increase of $12.5 million, or 3.7% from December 31, 2010.  This increase was primarily the result of the private placement of 1.129 million common shares and that increased capital by approximately $34.7 million in February of 2011.  Annualized return on average equity (ROAE) for the quarter was 2.94%, down from 56.9% for the first quarter of 2010.  Annualized return on average tangible equity (ROATE) for the first quarter decreased to 4.2% from 71.9% for the comparable period in the prior year, and increased from 1.4% in the fourth quarter of 2010.

FDIC-Assisted Acquisition — Habersham Bank

During the first quarter of 2011, SCBT entered into a whole bank with loss-share purchase and assumption agreement (“LSA”) with the FDIC to purchase certain assets and assume most of the deposits (excluding brokered deposits) and certain liabilities of Habersham Bank.  The Company acquired assets with a fair value of approximately $328.6 million, including $127.5 million in loans, and assumed liabilities with a fair value of approximately $381.5 million, including $340.6 million of deposits.  In addition, the Company received cash from the FDIC totaling approximately $59.4 million, which included the negative bid of $38.3 million.

In connection with the Habersham acquisition, SCBT also entered into loss sharing agreements with the FDIC.  Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse SCBT for losses with respect to certain loans and foreclosed real estate purchased (“covered assets” or “covered loans”), begins with the first dollar of loss incurred.  The FDIC has agreed to reimburse SCBT for 80% of the losses incurred.  Gains and recoveries on covered assets will offset losses, or be paid to the FDIC, at the applicable loss share percentage of 80% at the time of recovery.

All assets acquired and liabilities assumed are recorded at estimated fair value on the date of acquisition, February 18, 2011.  These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available.  The Company and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Company, including certain branch and facility locations.

“During the quarter, we added Habersham Bank to our existing Georgia franchise through another FDIC assisted transaction.  We expect to gain cost efficiencies in excess of 50% of Habersham’s 2010 expense base beginning in the second half of 2011.  In June, we plan to convert Habersham’s systems onto SCBT’s operating platform.  We have determined which locations will remain open and have begun to implement our business processes and practices in these locations,” said John C. Pollok, COO.

Asset Quality

Annualized net charge-offs within the non-covered and not acquired loan portfolio decreased slightly to 1.53% from 1.71% experienced in the fourth quarter of 2010, and decreased from 3.13% experienced in the first quarter of 2010.  During the first quarter, non-performing assets (NPAs) as a percentage of non-covered loans and repossessed assets increased to 3.83% compared to 2.89% one year ago and increased from 3.74% for the fourth quarter of 2010.  NPAs, excluding covered assets to total assets at March 31, 2011 were 2.29%, compared to 1.72% at the end of the first quarter in 2010 and 2.41% at the end of the fourth quarter 2010.  The level of NPAs, excluding covered assets, continues to reflect pressure within the real estate market.  Our other real estate owned (“OREO”) increased by $2.5 million from the linked quarter and by $10.5 million from the first quarter of 2010, excluding covered OREO.  Non-performing loans (including accruing loans past due 90 days or more) increased $1.2 million from the fourth quarter of 2010, excluding covered loans, and increased by $16.5 million from the end of the first quarter in 2010.  Loans 30-89 days past due and not covered under FDIC loss share remained level with the fourth quarter of 2010, and significantly less than the first quarter of 2010 decreasing by $8.0 million, or 39.3% to $12.4 million.

At March 31, 2011, nonperforming loans, excluding covered loans, totaled $70.4 million, representing 3.0% of period-end loans, not covered.  The allowance for loan losses, excluding covered loans, at March 31, 2011 was $48.2 million and represented 2.05% of total period-end loans, excluding covered loans.  The current allowance for loan losses provides .68 times coverage of period-end nonperforming loans, excluding covered loans, down from the fourth quarter 2010 level of .69 times coverage.  In the first quarter, net charge-offs were $8.7 million, or an annualized 1.53% of average loans, excluding covered loans, compared to $16.9 million, or 3.13% in the same period of 2010 and $9.8 million, or 1.71% in the linked quarter.  The provision for loan losses, excluding any provision for loan losses related to FDIC covered loans, was $9.3 million for the first quarter of 2011 compared to $20.8 million for the comparable quarter one year ago, and $10.7 million in the fourth quarter of 2010.  During the first quarter, the Company recorded an increase in the provision for loan losses, net of the LSA benefit of $1.3 million, related to covered loans.

Loans and Deposits

The Company’s total loans increased 5.82%, or $152.1 million, since the first quarter of 2010, driven primarily by the addition of loans in both commercial and consumer owner-occupied categories.  In the FDIC-assisted acquisition of HB during the first quarter of 2011, loans increased by approximately $127.5 million; however, this was offset by the decline in the covered loans of $147.8 million in the CBT acquisition.  Covered loans were $417.8 million at the end of the quarter.  The following loan portfolios increased:  (1) commercial owner occupied by $109.9 million, or 22.7%; (2) consumer owner occupied loans by $47.1 million, or 16.4%; (3) home equity loans by $12.7 million, or 5.1%; (4) commercial non-owner occupied loans by $24.4 million, or 8.3%; (5) commercial and industrial loans by $3.0 million, or 1.5%; and (6) consumer non real estate loans by $7.2 million, or 10.9%.  Offsetting these increases were reductions in the following loan portfolios: (1) construction and land development loans by $39.4 million and (2) income producing property loans of $2.0 million.  Total non-covered loans outstanding were $2.3 billion at March 31, 2011, compared to $2.2 billion at March 31, 2010.  Total covered loans increased by $96.8 million during the quarter from $321.0 million at December 31, 2010.  This was due to the addition of the HB covered loan portfolio, offset by $30.0 million decrease in the CBT covered loan portfolio.  The balance of mortgage loans held for sale decreased $5.2 million and $31.9 million from March 31, 2010 and December 31, 2010, respectively, to $10.8 million at

March 31, 2011.  During the first quarter of 2011, mortgage loans held for sale decreased as refinancing activities have slowed compared to activity in 2010.

Total deposits increased in all categories compared to the first quarter of 2010 by an overall $324.6 million, or 10.8%, primarily due to the FDIC-assisted acquisition of HB which accounted for $277.4 million of this increase.  Total deposits increased by $315.4 million, or 41.9% annualized, from the end of the fourth quarter of 2010.  Core deposits (excluding all certificates of deposit) increased $341.4 million, or 78.8% annualized compared to the fourth quarter of 2010 and by $554.6 million, or 33.4% compared to the first quarter of 2010.  The following changes in total deposit categories account for a $315.4 million increase from the linked quarter:  (1) the largest decrease occurred in CDs which declined by $26.5 million, or 9.4% annualized, and (2) offsetting the decreases in CDs, the following types of deposit accounts increased: money market accounts by $82.0 million, or 44.8% annualized, demand deposit accounts by $121.3 million, or 100.1% annualized, NOW accounts by $48.6 million, or 42.8% annualized, and savings accounts by $89.5 million, or 177.2% annualized.  The Company has continued to focus on collecting core deposits within all of its markets.  Core deposits, excluding the HB acquisition, increased by $147.1 million, or 33.9% annualized, with solid growth in all categories on a link quarter basis.  Additionally, the Company continues to monitor and adjust rates paid on certificates of deposits and other interest bearing deposit products as part of its strategy to manage its net interest margin.  CDs continue to decline, as planned.  Total deposits outstanding at the end of the first quarter of 2011 were $3.3 billion, compared to $3.0 billion at the end of the fourth quarter 2010 and compared to $3.0 billion at the end of the first quarter of 2010.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $32.8 million for the first quarter of 2011, up 14.7% from $28.6 million in the comparable period last year.  Taxable-equivalent net interest margin increased 29 basis points from the first quarter of 2010 and increased 11 basis points from the fourth quarter of 2010 to 4.18%.  During the first quarter of 2011, SCBT benefited from improved cash flows and accretable yield related to the CBT covered loan portfolio, and continues to lower funding cost by reducing rates on time deposits.  The improved yield was substantially offset by the negative accretion on the indemnification asset recognized in noninterest income, from reduced cash flows under the LSA. SCBT’s yield on acquired loans improved to 8.12% from 6.35% in the linked quarter primarily due to reduced credit loss expectations for certain loan categories (pools).  On a pro forma basis, excluding the effect of excess liquidity and reduced loss rates on acquired loans, the net interest margin would be 4.27% and 4.26% for the current and linked quarter, respectively.  The effect (reduction) on net interest margin of the excess liquidity position was estimated to be 29 basis points for the first quarter compared to 19 basis points for the fourth quarter of 2010.

The Company’s average yield on interest-earning assets decreased 6 basis points, while the average rate on interest-bearing liabilities decreased 39 basis points from the first quarter of 2010.  During the first quarter of 2011, the Company’s average total assets increased by $319.8 million to $3.8 billion, a 9.2% increase over the first quarter of 2010.  The increase reflected a $178.7 million increase in average total loans to $2.7 billion from the first quarter of 2010, the result of the FDIC-assisted acquisition of HB during the quarter. The increase in loan volume at current market rates increased the average yield on loans by 3 basis points compared to the first quarter of 2010.  Average investment securities were $248.0 million at March 31, 2011, or 12.0% less than the balance at the end of the first quarter of 2010 of $281.9 million, largely reflecting the liquidation of securities acquired from both the CBT and the HB acquisition during the past twelve months.  The growth in average total assets was supported by growth in average total deposits of $414.1 million, an increase of 15.1% from the first quarter of 2010, which has come from the FDIC-assisted acquisition of Habersham Bank, and strong core deposit growth within SCBT.

Noninterest Income and Expense

Noninterest income was $15.9 million for the first quarter of 2011 compared to $101.6 million for the first quarter of 2010, a decrease of $85.7 million, or 84.4%, primarily from the decline in the gains on acquisition comparing the CBT transaction in 2010 with the HB transaction in 2011.  This decline was partially offset by noninterest income generated from the acquired HB branches, which represented approximately $1.1 million of increases, of which $517,000 were securities gains from the sale of most of the securities acquired in the HB transaction.  During the first quarter, the Company also sold its only remaining trust preferred security at a loss of approximately $190,000.  Other increases in noninterest income include increased service charges on deposit accounts of $507,000, or 11.2%; increased trust and investment service income of $465,000, or 59.3%; increased bankcard services of $860,000, or 47.8%; and increased securities gains / losses of $5.9 million due primarily to the impairment in the prior year of certain trust preferred securities.    A decrease occurred in the accretion of the FDIC indemnification asset compared to last year by $770,000.  This was the result of reduced expected cash flows of this asset related to certain pools which had improved expected cash flows (credit loss expectations) during the quarter.

Compared to the fourth quarter of 2010, operating noninterest income, excluding securities gains (losses), was down by $3.0 million, driven by the negative accretion on the FDIC indemnification asset of $1.4 million and the decline in mortgage banking income of $1.7 million.

Noninterest expense was $34.2 million in the first quarter of 2011, a 5.0% or $1.6 million increase compared to $32.6 million in the first quarter of 2010.  Costs related to the HB franchise accounted for $953,000 of the increase.  Without the addition of HB, noninterest expense increased by $.7 million from first quarter of 2010 and in the following areas:  (1) salaries and benefits by $2.4 million; (2) OREO and loan related expenses by $2.8 million; (3) furniture and equipment expense by $321,000; (4) advertising and marketing expense by $320,000; (5) other expense by $1.5 million.  These increases were offset by favorable comparisons in FHLB prepayment fees incurred in 2010 of $3.2 million and reduced merger costs of $3.3 million.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the third largest bank headquartered in South Carolina; NCBT, a division of SCBT, N.A.; Community Bank & Trust, a division of SCBT, N.A; and Habersham Bank, a division of SCBT, N.A.  Providing financial services for over 75 years, SCBT Financial Corporation operates 83 locations in 17 South Carolina counties, 12 northeast Georgia counties, and Mecklenburg County in North Carolina.  SCBT Financial Corporation has assets of approximately $4.0 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

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Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of Habersham Bank, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and (14) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

						First
	Three Months Ended					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2011 - 2010
EARNINGS SUMMARY (non tax equivalent)	2011	2010	2010	2010	2010	% Change
Interest income	$39,255	$39,789	$39,249	$39,112	$37,204	5.5%
Interest expense	6,409	7,974	8,238	7,952	8,573	-25.2%
Net interest income	32,846	31,815	31,011	31,160	28,631	14.7%
Provision for loan losses (1)	10,641	10,667	10,328	12,509	20,778	-48.8%
Noninterest income	15,873	13,256	11,830	11,028	101,621	-84.4%
Noninterest expense	34,224	33,746	29,932	28,984	32,580	5.0%
Income before provision for income taxes	3,854	658	2,581	695	76,894	-95.0%
Provision for income taxes	1,338	99	794	120	27,933	-95.2%
Net income	$2,516	$559	$1,787	$575	$48,961	-94.9%

Basic weighted-average common shares	13,184,572	12,632,368	12,620,162	12,612,243	12,590,748	4.7%
Diluted weighted-average common shares	13,272,765	12,727,590	12,710,966	12,737,572	12,695,655	4.5%

Earnings per common share - Basic	$0.19	$0.04	$0.14	$0.05	$3.89	-95.1%
Earnings per common share - Diluted	0.19	0.04	0.14	0.05	3.86	-95.1%

Cash dividends declared per common share	$0.17	$0.17	$0.17	$0.17	$0.17	0.0%
Dividend payout ratio (2)	424.00%	121.60%	378.10%	4.43%	142.65%	197.2%

Operating Earnings (non-GAAP) (3)
Net income available to common shareholders (GAAP)	$2,516	$559	$1,787	$575	$48,961	-94.9%
Gain on acquisition, net of tax	(3,610)	—	—	—	(62,452)
Other-than-temporary impairment (OTTI), net of tax	—	—	331	559	3,557	-100.0%
Merger-related expense, net of tax	398	56	392	798	2,488
Termination of group insurance	—	893	—	—	—
FHLB advances prepayment penalty, net of tax	—	—	—	—	2,031
Net operating earnings (loss) (non-GAAP)	$(696)	$1,508	$2,510	$1,932	$(5,415)	-87.1%

Operating earnings (loss) per common share - Basic	$(0.05)	$0.12	$0.20	$0.15	$(0.43)	-88.4%
Operating earnings (loss) per common share - Diluted	(0.05)	0.12	0.20	0.15	(0.43)	-88.4%

	AVERAGE for Quarter Ended					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2011 - 2010
BALANCE SHEET HIGHLIGHTS	2011	2010	2010	2010	2010	% Change
Loans held for sale	$19,271	$45,507	$33,422	$17,373	$12,050	59.9%
Covered loans	355,995	345,335	405,315	427,223	302,653	17.6%
Non-covered loans	2,310,586	2,271,470	2,241,376	2,198,417	2,185,190	5.7%
Total loans (1)	2,666,581	2,616,805	2,646,691	2,625,640	2,487,843	7.2%
FDIC receivable for loss share agreements	237,681	227,512	258,474	273,009	189,091	25.7%
Total investment securities	247,984	252,016	282,622	305,536	281,885	-12.0%
Intangible assets	73,064	72,813	73,247	73,615	71,313	2.5%
Earning assets	3,225,498	3,132,763	3,129,015	3,131,800	3,018,029	6.9%
Total assets	3,797,529	3,657,070	3,655,798	3,677,397	3,477,703	9.2%
Noninterest-bearing deposits	539,313	494,521	473,807	469,980	423,615	27.3%
Interest-bearing deposits	2,611,206	2,549,046	2,545,935	2,544,589	2,312,832	12.9%
Total deposits	3,150,519	3,043,567	3,019,742	3,014,569	2,736,447	15.1%
Federal funds purchased and repurchase agreements	226,519	193,167	204,333	229,145	230,256	-1.6%
Other borrowings	48,848	56,768	62,308	62,680	146,735	-66.7%
Shareholders’ equity	347,176	334,676	336,015	336,424	336,314	3.2%

	ENDING Balance					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2011 - 2010
BALANCE SHEET HIGHLIGHTS	2011	2010	2010	2010	2010	% Change
Loans held for sale	$10,755	$42,704	$49,586	$22,724	$15,925	-32.5%
Covered loans	417,796	321,038	369,272	413,549	438,807	-4.8%
Non-covered loans	2,348,309	2,296,200	2,258,353	2,227,442	2,175,242	8.0%
Total loans (1)	2,766,105	2,617,238	2,627,625	2,640,991	2,614,049	5.8%
FDIC receivable for loss share agreements	303,795	212,103	267,486	265,890	277,158	9.6%
Total investment securities	233,207	237,912	268,194	293,917	310,956	-25.0%
Intangible assets	75,421	72,605	73,037	73,468	73,900	2.1%
Allowance for loan losses (1)	(73,997)	(47,512)	(46,657)	(46,167)	(41,397)	78.7%
Premises and equipment	87,326	87,381	86,396	84,206	72,079	21.2%
Total assets	3,962,866	3,594,791	3,612,864	3,618,646	3,665,184	8.1%
Noninterest-bearing deposits	606,135	484,838	472,753	465,594	457,658	32.4%
Interest-bearing deposits	2,713,415	2,519,310	2,547,393	2,546,273	2,537,704	6.9%
Total deposits	3,319,550	3,004,148	3,020,146	3,011,867	2,995,362	10.8%
Federal funds purchased and repurchase agreements	206,560	191,017	163,905	177,281	237,669	-13.1%
Other borrowings	46,587	46,978	62,183	62,557	62,929	-26.0%
Total liabilities	3,596,816	3,264,834	3,277,669	3,284,043	3,330,418	8.0%
Shareholders’ equity	366,050	329,957	335,195	334,603	334,766	9.3%

Common shares issued and outstanding	13,958,824	12,793,823	12,779,463	12,773,855	12,750,774	9.5%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

						Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2011 - 2010
NONPERFORMING ASSETS (ENDING balance)	2011	2010	2010	2010	2010	% Change
Not Covered Under FDIC Loss Share Agreements
Nonaccrual loans not covered under FDIC loss share agreements	$58,870	$62,661	$66,964	$75,313	$53,730	9.6%
Restructured loans	11,168	6,365	3,479	—	—
Other real estate owned (“OREO”) not covered under FDIC loss share agreements	19,816	17,264	15,657	9,803	9,319	112.6%
Accruing loans past due 90 days or more	339	118	319	582	107	216.8%
Other nonperforming assets	575	50	13	159	19	2926.3%
Total nonperforming assets not covered under FDIC loss share agreements	90,768	86,458	86,431	85,857	63,175	43.7%
Covered Under FDIC Loss Share Agreements
Nonaccrual loans covered under FDIC loss share agreements	—	—	—	—	—
OREO covered under FDIC loss share agreements	77,286	69,317	47,365	31,750	32,076	140.9%
Other nonperforming assets	308	19	9	34	—
Total nonperforming assets covered under FDIC loss share agreements	77,594	69,336	47,374	31,784	32,076	141.9%
Total nonperforming assets	$168,362	$155,794	$133,805	$117,641	$95,251	76.8%

Excluding Covered Assets
Total nonperforming assets as a percentage of total non-covered loans and repossessed assets (1) (4)	3.83%	3.74%	3.80%	3.84%	2.89%
Total nonperforming assets as a percentage of total assets (5)	2.29%	2.41%	2.39%	2.37%	1.72%
NPLs as a percentage of period end non-covered loans	3.00%	3.01%	3.13%	3.41%	2.47%
Loans 30-89 Day Past Due - not covered under FDIC loss share	$12,368	$12,939	$12,857	$10,738	$20,389

Including Covered Assets
Total nonperforming assets as a percentage of total loans and repossessed assets (1) (4)	5.88%	5.76%	4.97%	4.39%	3.59%
Total nonperforming assets as a percentage of total assets	4.25%	4.33%	3.70%	3.25%	2.60%
NPLs as a percentage of period end loans	2.54%	2.64%	2.69%	2.87%	2.06%

	Quarter Ended					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2011 - 2010
ALLOWANCE FOR LOAN LOSSES (1)	2011	2010	2010	2010	2010	% Change
Balance at beginning of period	$47,512	$46,657	$46,167	$41,397	$37,488	26.7%
Loans charged off	(9,200)	(10,106)	(10,311)	(7,898)	(17,110)	-46.2%
Overdrafts charged off	(122)	(316)	(541)	(275)	(260)	-53.1%
Loan recoveries	456	507	851	346	354	28.8%
Overdraft recoveries	169	103	163	88	147	15.0%
Net charge-offs	(8,697)	(9,812)	(9,838)	(7,739)	(16,869)	-48.4%
Provision for loan losses on non-acquired loans	9,349	10,667	10,328	12,509	20,778	-55.0%
Net provision for loan losses on loans covered under FDIC loss share agreements	1,292	—	—	—	—
Total provision for loan losses charged to operations	10,641	10,667	10,328	12,509	20,778
Provision for loan losses recorded through the FDIC loss share receivable	24,541	—	—	—	—
Balance at end of period	$73,997	$47,512	$46,657	$46,167	$41,397	78.7%

Allowance for loan losses as a percentage of total loans, including covered (1)	2.68%	—	—	—	—
Allowance for loan losses as a percentage of total loans (1) (6)	2.05%	2.07%	2.07%	2.07%	1.90%
Allowance for loan losses as a percentage of nonperforming loans (6)	68.44%	68.71%	65.94%	60.83%	76.89%
Net charge-offs as a percentage of average loans (annualized) (1) (6)	1.53%	1.71%	1.74%	1.41%	3.13%
Provision for loan losses as a percentage of average total loans (annualized) (1) (6)	1.64%	1.86%	1.83%	2.28%	3.86%

	March 31,		December 31,		March 31,
LOAN PORTFOLIO (ENDING balance) (1)	2011	% of Total	2010	% of Total	2010	% of Total
Loans covered under loss share agreements	$417,796	15.1%	$321,038	12.3%	$438,807	16.8%
Loans not covered under loss share agreements:
Commercial non-owner occupied real estate:
Construction and land development	403,149	14.6%	422,395	16.1%	442,566	16.9%
Commercial non-owner occupied	318,597	11.5%	306,027	11.7%	294,147	11.3%
Total commercial non-owner occupied real estate	721,746	26.1%	728,422	27.8%	736,713	28.2%
Consumer real estate:
Consumer owner occupied	334,849	12.1%	322,670	12.3%	287,788	11.0%
Home equity loans	263,331	9.5%	263,961	10.1%	250,651	9.6%
Total consumer real estate	598,180	21.6%	586,631	22.4%	538,439	20.6%
Commercial owner occupied real estate	593,363	21.5%	565,155	21.6%	483,450	18.5%
Commercial and industrial	206,348	7.5%	202,987	7.8%	203,296	7.8%
Other income producing property	131,909	4.8%	124,431	4.8%	133,949	5.1%
Consumer non real estate	73,464	2.7%	67,768	2.6%	66,259	2.5%
Other	23,299	0.8%	20,806	0.8%	13,136	0.5%
Total loans not covered under loss share agreements	2,348,309	84.9%	2,296,200	87.7%	2,175,242	83.2%
Total loans (net of unearned income) (1)	$2,766,105	100.0%	$2,617,238	100.0%	$2,614,049	100.0%

Loans held for sale	$10,755		$42,704		$15,925

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED RATIOS	2011	2010	2010	2010	2010

Return on average assets (annualized)	0.27%	0.06%	0.19%	0.06%	5.72%

Return on average common equity (annualized)	2.94%	0.66%	2.11%	0.69%	56.93%

Return on average common tangible equity (annualized)	4.15%	1.40%	3.15%	1.42%	71.89%

Return on average equity (annualized)	2.94%	0.66%	2.11%	0.69%	56.93%

Return on average tangible equity (annualized)	4.15%	1.40%	3.15%	1.42%	71.89%

Net interest margin (tax equivalent)	4.18%	4.07%	3.98%	4.04%	3.89%

Efficiency ratio (tax equivalent) (7)	70.17%	74.77%	68.50%	67.01%	23.93%

Book value per common share	$26.22	$25.79	$26.23	$26.19	$26.25

Tangible book value per common share	$20.82	$20.12	$20.51	$20.44	$20.46

Common shares issued and outstanding	13,958,824	12,793,823	12,779,463	12,773,855	12,750,774

Common equity-to-assets	9.24%	9.18%	9.28%	9.25%	9.13%

Tangible common equity-to-tangible assets	7.48%	7.31%	7.41%	7.37%	7.26%

Equity-to-assets	9.24%	9.18%	9.28%	9.25%	9.13%

Tangible equity-to-tangible assets	7.48%	7.31%	7.41%	7.37%	7.26%

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
RECONCILIATION OF NON-GAAP TO GAAP	2011	2010	2010	2010	2010

Return on Average Common Tangible Equity
Return on average common tangible equity (non-GAAP)	4.15%	1.40%	3.15%	1.42%	71.89%
Effect to adjust for tangible assets	-1.21%	-0.74%	-1.04%	-0.73%	-14.96%
Return on average common equity (GAAP)	2.94%	0.66%	2.11%	0.69%	56.93%

Return on Average Tangible Equity
Return on average tangible equity (non-GAAP)	4.15%	1.40%	3.15%	1.42%	71.89%
Effect to adjust for tangible assets	-1.21%	-0.74%	-1.04%	-0.73%	-14.96%
Return on average equity (GAAP)	2.94%	0.66%	2.11%	0.69%	56.93%

Tangible Book Value Per Common Share
Tangible book value per common share (non-GAAP)	$20.82	$20.12	$20.51	$20.44	$20.46
Effect to adjust for tangible assets	5.39	5.67	5.72	5.75	5.80
Book value per common share (GAAP)	$26.22	$25.79	$26.23	$26.19	$26.25

Tangible Common Equity-to-Tangible Assets
Tangible common equity-to-tangible assets (non-GAAP)	7.48%	7.31%	7.41%	7.37%	7.26%
Effect to adjust for tangible assets	1.76%	1.87%	1.87%	1.88%	1.87%
Common equity-to-assets (GAAP)	9.24%	9.18%	9.28%	9.25%	9.13%

Tangible Equity-to-Tangible Assets
Tangible equity-to-tangible assets (non-GAAP)	7.48%	7.31%	7.41%	7.37%	7.26%
Effect to adjust for tangible assets	1.76%	1.87%	1.87%	1.88%	1.87%
Equity-to-assets (GAAP)	9.24%	9.18%	9.28%	9.25%	9.13%

Note:  The tangible measures above are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible return on equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31, 2011			March 31, 2010
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$291,662	$353	0.49%	236,323	$252	0.43%
Investment securities (taxable)	218,243	1,858	3.45%	251,220	2,514	4.06%
Investment securities (tax-exempt)	29,741	216	2.95%	30,665	265	3.50%
Loans held for sale	19,271	145	3.05%	12,050	121	4.07%
Loans (1)	2,666,581	36,683	5.58%	2,487,843	34,052	5.55%
Total interest-earning assets	3,225,498	39,255	4.94%	3,018,101	37,204	5.00%

Noninterest-Earning Assets:
Cash and due from banks	70,287			69,381
Other assets	548,918			427,246
Allowance for loan losses	(47,174)			(37,025)
Total noninterest-earning assets	572,031			459,602
Total Assets	$3,797,529			$3,477,703

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,250,910	$2,175	0.71%	$877,572	$1,621	0.75%
Savings deposits	243,441	349	0.58%	186,950	213	0.46%
Certificates and other time deposits	1,116,854	3,193	1.16%	1,248,306	5,221	1.70%
Federal funds purchased and repurchase agreements	226,519	160	0.29%	230,256	165	0.29%
Other borrowings	48,848	532	4.42%	146,735	1,353	3.74%
Total interest-bearing liabilities	2,886,572	6,409	0.90%	2,689,819	8,573	1.29%

Noninterest-Bearing Liabilities:
Demand deposits	539,313			423,615
Other liabilities	24,468			27,955
Total noninterest-bearing liabilities (“Non-IBL”)	563,781			451,570
Shareholders’ equity	347,176			336,314
Total Non-IBL and shareholders’ equity	910,957			787,884
Total liabilities and shareholders’ equity	$3,797,529			$3,477,703

Net interest income and margin (NON-TAX EQUIV.)		$32,846	4.13%		$28,631	3.85%
Net interest margin (TAX EQUIVALENT)			4.18%			3.89%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

						First
	Three Months Ended					Quarter
	March 31,	December 31,	September 30,	June 30,	March 31,	2011 - 2010
NONINTEREST INCOME & EXPENSE	2011	2010	2010	2010	2010	% Change
Noninterest income:
Gain on acquisition	$5,528	$—	$—	$—	$98,081
Service charges on deposit accounts	5,030	5,554	5,683	5,582	4,523	11.2%
Mortgage banking income	863	2,519	1,934	1,267	844	2.3%
Bankcard services income	2,659	2,443	2,397	2,348	1,799	47.8%
Trust and investment services income	1,249	1,081	1,199	1,187	784	59.3%
Securities gains (losses), net (8)	323	262	(479)	(675)	(5,586)	105.8%
Accretion on FDIC indemnification asset	(401)	977	530	567	369	208.5%
Other	622	420	566	752	807	-23.0%
Total noninterest income	$15,873	$13,256	$11,830	$11,028	$101,621	-84.4%

Noninterest expense:
Salaries and employee benefits	$16,646	$16,505	$15,274	$15,263	$13,753	21.0%
Federal Home Loan Bank advances prepayment penalty	—	—	—	—	3,189
Net occupancy expense	2,576	2,218	2,046	1,907	2,373	8.6%
Furniture and equipment expense	1,957	1,993	1,963	1,937	1,636	19.6%
Information services expense	2,341	2,459	2,157	2,157	2,371	-1.3%
FDIC assessment and other regulatory charges	1,479	1,379	1,354	1,227	1,323	11.8%
OREO expense and loan related	2,533	2,888	1,861	825	(270)	-1038.1%
Advertising and marketing	909	1,389	614	1,028	587	54.9%
Business development and staff related	805	740	916	795	807	-0.2%
Professional fees	433	378	495	616	557	-22.3%
Amortization of intangibles	446	432	432	437	349	27.8%
Merger-related expense	609	66	566	964	3,908
Other	3,490	3,299	2,254	1,828	1,997	74.8%
Total noninterest expense	$34,224	$33,746	$29,932	$28,984	$32,580	5.0%

Notes:

(1) Loan data excludes mortgage loans held for sale.

(2) The Company pays cash dividends on common shares out of earnings generated in the preceding quarter; therefore, the dividend payout ratio is calculated by dividing total dividends paid during the first quarter of 2011 by the total net income available to common shareholders reported in the fourth quarter of 2010.

(3) Operating earnings is a non-GAAP measure and excludes the effect of the gain on acquisition, OTTI, merger-related expense, the FHLB advances prepayment penalty and the termination fee for the former group insurance plan.  Management believes that non-GAAP operating earnings provides additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings (non-GAAP) excludes the following from net income available to common shareholders (GAAP) on an after-tax basis:  (a) pre-tax gain on acquisition of $5.5 million and $98.1 million for the quarters ended March 31, 2011 and 2010; (b) pre-tax OTTI of $30,000, $479,000, $675,000, and $5.6 million for the quarters ended December 31, 2010, September 30, 2010, June 30, 2010, March 31, 2010, respectively;

(c) pre-tax merger-related expense of $609,000, $66,000, $566,000, $964,000 and $3.9 million for the quarter ended March 31, 2011, December 31, 2010, September 30, 2010, June 30, 2010 and March 31, 2010, respectively;  (d) pre-tax FHLB advances prepayment penalty of $3.2 million for the quarter ended March 31, 2010; and (e) group insurance termination fee of $1.1 million for the quarter ended December 31, 2010.

(4) Repossessed assets includes OREO and other nonperforming assets.

(5) Calculated by dividing total NPAs not covered under FDIC loss share agreements by total assets.

(6) Allowance for loan loss data excludes covered loans.

(7) The efficiency ratio (tax equivalent) would be 77.73% for March 31, 2011 if adjusted by subtracting the $5.5 million gain on acquistion from noninterest income and subtracting merger-related expense of $609,000 from noninterest expense.  The efficiency ratio (tax equivalent) would be 72.29% for December 31, 2010 if adjusted by subtracting $66,000 of merger-related expenses and the $1.1 million group termination fee from non-interest expense and $262,000 gain on sale of securities from non-interest income.  The efficiency ratio (tax equivalent) would be 67.21% for September 30, 2010 if adjusted by subtracting $566,000 of merger-related expenses from non-interest expense.  The efficiency ratio (tax equivalent) would be 64.78% for June 30, 2010 if adjusted by subtracting merger-related expense of $964,000 from non-interest expense.  The efficiency ratio (tax equivalent) would be 66.92% for March 31, 2010 if adjusted by subtracting the $98.1 million gain on acquistion from noninterest income and subtracting the FHLB advances prepayment penalty of $3.2 million and merger-related expense of $3.9 million from noninterest expense.

(8) If an other-than-temporary impairment charge was recorded during the quarter, the amount would be reflected in the “securities gains (losses), net” line item.